Exhibit 99.1


News Release



                    MARSH SUSPENDS MARKET SERVICES AGREEMENTS


NEW YORK, NEW YORK, October 15, 2004 - Marsh & McLennan Companies, Inc. (MMC) announced today that Marsh Inc., its risk and insurance services subsidiary, will immediately suspend its practice of market service agreements (MSA) with insurance carriers.

Today's decision was made in light of the serious allegations and questions that have been raised about this long-standing industry practice.

Jeffrey W. Greenberg, chairman and chief executive officer of MMC, said today:
"We are greatly disturbed by the allegations of wrongdoing. We take them very seriously, and we are conducting a thorough investigation of these allegations. As the facts are being reviewed, we believe it is in the best interest of our clients to suspend MSAs immediately."

MMC is a global professional services firm with annual revenues exceeding $11 billion. It is the parent company of Marsh Inc., the world's leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer Inc., a major global provider of consulting services. More than 63,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.


                                      # # #